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Exhibit 99(a)(7)

CIMAREX ENERGY CO. ANNOUNCES THE AMENDMENT OF ITS CASH OFFER TO ACQUIRE THE CONVERTIBLE NOTES ASSUMED IN THE MAGNUM HUNTER RESOURCES, INC. MERGER

        Denver, CO—July 27, 2005—Cimarex Energy Co. (NYSE: XEC) (Cimarex) today announced the amendment of its offer to purchase for cash any and all of its outstanding Floating Rate Convertible Senior Notes due 2023 (the Convertible Notes) originally issued by Magnum Hunter Resources, Inc. (MHR). The offer is being made to satisfy Cimarex's contractual obligations under the indenture governing the Convertible Notes to offer to repurchase the Convertible Notes in connection with its merger with MHR.

        The amendment is being made to clarify the withdrawal rights of holders of the Convertible Notes and certain disclosure obligations of Cimarex, to amend the condition to the offer, and to eliminate the right of Cimarex to terminate the offer. The only condition to the offer as amended is that no event of default under the indenture governing the Convertible Notes (other than the failure to pay the purchase price for the Convertible Notes in the offer) exists at the time the offer expires.

        The expiration time of the offer has not changed. The offer is scheduled to expire at 5:00 p.m., New York City time, on August 5, 2005, unless extended.

        Deutsche Bank Trust Company Americas is the depositary and the information agent for the offer. Requests for assistance or documentation should be directed to the information agent at c/o DB Services Tennessee, Inc., 648 Grassmere Park Road, Nashville, TN 37211, Attn: Reorganization Unit, telephone (800) 735-7777. Beneficial owners of notes may also contact their brokers, dealers, commercial banks, trust companies or other nominee through which they hold their notes with questions and requests for assistance.

        This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The offer is being made solely by the Change in Control Notice and Offer to Purchase for the Convertible Notes, as amended and supplemented, and the related Letter of Transmittal. A Supplement to the Change in Control Notice and Offer to Purchase and a revised Letter of Transmittal are being mailed to noteholders today. Holders should use the revised Letter of Transmittal to tender their Convertible Notes. Additional copies of these documents and the other offer materials may be obtained by contacting the information agent.

About Cimarex Energy

        Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Gulf Coast, Permian Basin of West Texas and New Mexico and Gulf of Mexico areas of the U.S.

Important Additional Information Concerning The Convertible Notes Offer Will Be Filed With The SEC.

        Cimarex plans to file today with the SEC an amendment to its Schedule TO in connection with the offer. The Schedule TO, as amended, including the related Change in Control Notice and Offer to Purchase for the Convertible Notes, as amended and supplemented, and the revised Letter of Transmittal, contain important information about Cimarex, the Convertible Notes, the offer and related matters. Investors and security holders are urged to read the amendment to the Schedule TO carefully when it becomes available.

        Investors and security holders may obtain free copies of the Schedule TO, any amendments or supplements to the Schedule TO, and other documents filed with the SEC by Cimarex through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the Schedule TO from Cimarex by written or oral request, Attn: Corporate Secretary, 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518, telephone (303) 295-3995.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co. contact:
Mark Burford, Director of Capital Markets
303-295-3995

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CIMAREX ENERGY CO. ANNOUNCES THE AMENDMENT OF ITS CASH OFFER TO ACQUIRE THE CONVERTIBLE NOTES ASSUMED IN THE MAGNUM HUNTER RESOURCES, INC. MERGER